Exhibit 10.2
Amended and Restated Change in Control and Severance Agreement
This Amended and Restated Change in Control and Severance Agreement (the “Agreement”) is entered into by and between                      (the “Executive”) and ZipRecruiter, Inc., a Delaware corporation (the “Company”), effective as of _________________________ (the “Effective Date”).
1.Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 3, 7, and 8 below, Executive will be entitled to the following benefits:
(a)Severance Benefits. The Company shall pay the Executive (i) six (6) months of his or her monthly base salary and (ii) a portion of his or her annual target bonus (assuming 100% achievement of any applicable targets), prorated for the actual portion of the performance period during which Executive was employed (in each case, at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination, or in the case of a material diminution in the Executive’s base salary or target bonus which would give rise to Good Reason for the Executive’s resignation, the base salary or target bonus in effect prior to such material diminution). The Executive will receive his or her severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation (but in all events within seventy-five (75) days following the Separation), provided that the Release Conditions have been satisfied.
(b)Continued Employee Benefits. If the Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of the Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for a period of twelve (12) months following the Executive’s Separation or, if earlier, until the Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer. Notwithstanding the foregoing, the Company may elect to provide the Executive, in lieu of any portion of such continued coverage, taxable installment payments equal in amount to the applicable premiums in effect as of the Executive’s Separation for the remainder of the COBRA continuation period; provided that the Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.
2.CIC Qualifying Termination. If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 3, 7, and 8 below, Executive will be entitled to the following benefits:
(a)Severance Payments. The Company or its successor shall pay the Executive (i) twelve (12) months of his or her monthly base salary and (ii) his or her annual target bonus (assuming 100% achievement of any applicable targets) for the year in which such Separation occurs (in each case, at the rate in effect immediately prior to the actions that resulted in the Separation, or in the case of a material diminution in the Executive’s base salary or target bonus which would give rise to Good Reason for the Executive’s resignation, the base salary or target bonus in effect prior to such material diminution). The Executive will receive his or her severance payment in a cash lump sum payment in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation (but in all events within seventy-five (75) days following the Separation), provided that the Release Conditions have been satisfied. For the avoidance of doubt, in the event that a Change in Control occurs within three (3) months following a Qualifying Termination, then, provided that such Qualifying Termination followed a Potential Change in Control, then in addition to any prior payments to the Executive under Section 1(a), the Executive shall receive an additional payment in order to provide the benefits described in this Section 2(a) on the later of (i) the date of the Change in Control or (ii) the first regular payroll date occurring after the sixtieth (60th) day following the Separation (but in all events within seventy-five (75) days following the Separation), provided that the Release Conditions have been satisfied.
(b)Equity. Each of the Executive’s then outstanding Equity Awards, other than awards that vest in whole or in part on the satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the total shares underlying such Equity Awards. As to outstanding Equity Awards that would vest only upon satisfaction of performance criteria, such awards shall accelerate and become vested and exercisable as if such awards had been achieved at the greater of (x) actual achievement (if measurable on the date of the Executive’s Separation) or (y) target levels; provided, however, that the Company may specify, in any individual Equity Award agreement, that the acceleration provisions of such award agreement shall specifically overwrite the acceleration provisions set forth herein. Subject to Section 3, the accelerated vesting described above shall be effective as of the later of (i) the Separation or (ii) the date of the Change in Control, provided that the Release Conditions have been satisfied. For the avoidance of doubt, in order to give effect to the acceleration contemplated by this Section 2(b), each of the Executive’s outstanding Equity Awards shall remain outstanding and eligible to vest (solely pursuant to the terms of this Section 2(b)) for a period of three (3) months following a Qualifying Termination that occurs following a Potential Change in Control in order to give effect to this Section 2(b). The foregoing provisions are hereby deemed to be a part of each Equity Award and to supersede any less favorable provision in any agreement or plan regarding such Equity Award (and, for the avoidance of doubt, if any Equity Award is subject to more favorable vesting pursuant to any agreement or plan regarding such Equity Award, such more favorable provisions shall continue to apply and shall not be limited by this Section 2(b)).
(c)COBRA; Pay in Lieu of Continued Employee Benefits. Continuation of COBRA or a cash benefit, in both cases on the same terms as set forth in Section 1(b) above, for a period of twelve (12) months following the Executive’s Separation or, if earlier, until the Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.
(d)Prior Year’s Bonus. Any unpaid annual bonus for the calendar year prior to the year in which the Executive’s Separation occurs, to the extent the Executive is entitled to such bonus and only to the extent such bonus has not already been paid, which payment will be made when bonuses are paid to the Company’s employees generally for such completed calendar year (but in all events within seventy-five (75) days following the Separation), provided that the Release Conditions have been satisfied.
3.General Release. Any other provision of this Agreement notwithstanding, the benefits under Sections 1 and 2 shall not apply unless the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective, (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims, and (iii) has acknowledged and reaffirmed and agreed to continue to comply with any restrictive covenants applicable to the Executive. The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Executive within five (5) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form and in any event no later than sixty (60) days following the date of Executive’s Separation.
4.Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Sections 1 and 2 above, in connection with any termination of employment (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company shall pay the Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unreimbursed documented business expenses incurred by the Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, the Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of the Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein. The Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any compensation attributable to any subsequent employment that he or she may obtain.
5.Definitions.
(a)The term “Cause” means the occurrence of any of the following events, as reasonably determined by the Company:
(i)the Executive’s willful or continued failure to substantially perform his or her duties for the Company, or to carry out the business plan, as determined by the Board of Directors of the Company; provided that a failure to achieve quantified goals or objectives despite good faith performance of duties shall not be deemed a "Cause" event under this subsection (i);

(ii)the Executive's conviction of a felony, or his or her guilty plea to, or entry of, a nolo contendere plea to a felony charge;
(iii)the willful or grossly negligent engaging by the Executive in conduct that is materially injurious to the Company, financially or otherwise; or
(iv)the Executive's material breach of any term of the Company's policies and procedures, as in effect from time to time;
(b)provided that with respect to (iv) above, such termination for Cause shall only be effective after notice to the Executive and a period of not less than seven (7) calendar days during which time the Executive shall have an opportunity to demonstrate that the Executive has cured the conduct that constitutes Cause; provided further, that the foregoing opportunity to cure shall not apply if the Company reasonably determines the Executive’s conduct is not capable of being cured.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Change in Control.” For all purposes under this Agreement, a Change in Control shall mean a “Corporate Transaction,” as such term is defined in the Plan, provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5).
(e)“CIC Qualifying Termination” means a Separation (A) within twelve (12) months following a Change in Control or (B) within three (3) months preceding a Change in Control (but as to part (B), only if the Separation occurs after a Potential Change in Control) resulting, in either case (A) or (B), from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination. A “Potential Change in Control” means the date of execution of a legally binding and definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control (which for the avoidance of doubt, would include a merger agreement, but not a term sheet for a merger agreement). In the case of a termination following a Potential Change in Control and before a Change in Control, solely for purposes of benefits under this Agreement, the date of Separation will be deemed the date the Change in Control is consummated.
(f)“Equity Awards” means all options to purchase shares of Company common stock, as well as all other stock-based awards granted to the Executive, including, but not limited to, stock bonus awards, restricted stock, restricted stock units and stock appreciation rights.
(g)“Good Reason” means, without the Executive’s consent, (i) a material reduction in the Executive’s duties, responsibility and/or authority, including, without limitation, following a Change in Control, (A) the Executive ceasing to report to the board of directors (if the Executive reported to the Board prior to the Change in Control) or an officer with the same (or more senior) title than the officer to whom the Executive reported immediately prior to the Change in Control (if the Executive reported to an officer and not directly to the Board prior to the Change in Control), in each case of the ultimate parent entity of the Company (or its successor), and/or (B) the Executive ceasing to service in an officer position with the same (or more senior) title of such ultimate parent entity of the Company (or its successor) as was held by the Executive with the Company immediately prior to the change in Control, (ii) a material reduction in the Executive’s base salary or target bonus opportunity, other than in connection with a general decrease in the salary or target bonus opportunity of all senior executives of the Company (and for the avoidance of doubt, following a Change in Control, the reference to senior executives of the Company shall include, without limitation, the senior executives of the ultimate parent entity of the Company (or its successor)), (iii) a relocation of the Executive’s principal workplace that increases the Executive’s one-way commute by at least 40 miles, or (iv) the Company’s material breach of this Agreement or any other written compensation agreement between the Executive and the Company. For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (e), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason within thirty (30) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Company will have thirty (30) days from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw his or her resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within thirty (30) days of the earlier of expiration of the thirty

(30) day company cure period or written notice from the Company that it will not undertake to cure the condition. For the avoidance of doubt, should the Company remedy the condition as set forth above and then one or more of the conditions arises again within twelve (12) months following the occurrence of a Change in Control, the Executive may assert Good Reason again subject to all of the conditions set forth herein.
(h)“Plan” means the Company’s 2021 Equity Incentive Plan, as may be amended from time to time.
(i)“Release Conditions” mean the following conditions: (i) Company has received the Executive’s executed Release and (ii) any rescission period applicable to the Executive’s executed Release has expired (without the Executive having rescinded the executed Release).
(j)“Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.
(k)“Separation” means the Executive’s termination of employment; provided, however, that to the extent any of the severance benefits payable under this Agreement constitute deferred compensation subject to Section 409A of the Code or are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9), all references to the Executive’s “termination of employment” shall mean his or her “separation from service,” as defined in the regulations under Section 409A of the Code.
6.Successors.
(a)Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b)Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Executive may not assign any of his or her rights hereunder without the written consent of the Company.
7.Golden Parachute Taxes. In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 7, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this Section 7, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“the ”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made by independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and designated by the Company prior to the occurrence of the applicable change in control and reasonably acceptable to the Executive (“280G Firm”), whose determination shall be conclusive and binding upon the Executive and the Company and its successors for all purposes. All determinations related to the calculations to be performed pursuant to this Section 7 shall be done by the 280G Firm. For purposes of making the calculations required under this Section, the 280G Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of

Sections 280G and 4999 of the Code; provided that the 280G Firm shall assume that the Executive pays all taxes at the highest marginal rate. The Company and the Executive shall furnish to the 280G Firm such information and documents as the 280G Firm may reasonably request in order to make a determination under this Section. The Company shall bear all costs that the 280G Firm may reasonably incur in connection with any calculations contemplated by this Section. In the event a reduction under this Section 7 applies, then based on the information provided to the Executive and the Company by the 280G Firm, any reduction shall be performed in a manner that results in the greatest after-tax amount being retained by the Executive and in a manner which complies with Section 409A.
8.Miscellaneous Provisions.
(a)Section 409A. To the extent (i) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) the Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of the Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty percent (20%) tax for which the Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. To the extent that the payments or benefits under this Agreement are deferred compensation subject to Section 409A of the Code, if the period during which the Executive may deliver the Release required hereunder spans two (2) calendar years, the payment of such payments or benefits shall occur on the later of (x) January 1 of the second calendar year, or (y) the first regular payroll date occurring after the date such Release becomes effective.
(b)Other Arrangements. This Agreement supersedes any and all cash severance arrangements under any agreement governing severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including under any employment agreement or offer letter, and the Executive hereby waives the Executive’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company. For the avoidance of doubt, in no event shall Executive receive payment under both Section 1 and Section 2 with respect to the Executive’s Separation.
(c)Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, the Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Los Angeles County, California and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. This Section is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to the Executive’s employment; provided that the Executive will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (or any similar agency in any applicable jurisdiction other than California) (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph); and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that, except as otherwise provided by law, the Executive will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Further, nothing in this Section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. The Company shall pay all costs of arbitration, including without limitation, arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Nothing in this Section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees. Each party expressly waives his, her or its right to a jury trial. The Executive furthers waive his or her right to pursue claims against the Company on a class basis; provided, however, that the Executive does not waive his or her right, to the extent preserved by law, to pursue representative claims against the Company under the California Private Attorney General Act.
(d)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid, or provided in person. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(e)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)No Retention Rights. The Executive’s employment with the Company will be “at-will” at all times, meaning that either the Executive or the Company will be entitled to terminate the Executive’s employment at any time and for any reason, with or without Cause. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause. Upon the Executive’s Separation for any reason, the Executive will be deemed to have resigned from all offices, directorships and other positions, if any, then held with the Company or any of its affiliates, and shall take all actions reasonably requested by the Company to effectuate the foregoing.
(i)Choice of Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than its choice-of-law provisions).

(j)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	ZIPRECRUITER, INC.

Name:	By:
Title: